Exhibit 99.2

[ACADIA Pharmaceuticals Inc. Letterhead]

November 4, 2004

Brian Lundstrom

4716 Finn Cove Court

Union City, CA 94587-6013

Re:	Revised Offer Letter

Dear Brian:

We are delighted to offer to you the position of Senior Vice President, Business Development with ACADIA Pharmaceuticals Inc. (the “Company”). Subject to review and approval by the Company’s Board of Directors, the terms of our offer are summarized below:

1.	Base Salary. Your salary will be $250,000 per year to be paid semi-monthly. Your salary will be reviewed annually in accordance with the standard practice of the Company. As discussed, we intend that you will be a key member of the senior management team and expect that you will play a role with respect to important decisions on the strategy and future business development activities of the Company. You agree to devote all of your business time, attention and energies to the business of the Company. You will report to the Chief Executive Officer of the Company. You will initially have two reports, (i) an Executive Assistant (already identified) that will be shared with the CEO and (ii) a direct report that you will hire who will serve as the bridge between Business Development and the R&D area of the Company.

2.	Signing Bonus. The Company will provide you a signing bonus of $50,000, subject to applicable income tax withholdings, upon commencement of your employment. You agree to return such payment to the Company if you voluntarily terminate your employment within 18 months of the start date of your employment.

3.

Performance Bonus. You will be eligible to receive a discretionary annual performance bonus (“Bonus”) currently targeted at 23.5% of your annual base salary but which will be granted in the sole discretion of the Company’s Board of Directors based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. You must be an employee of the Company on the date upon which bonuses are awarded to be eligible for such Bonus. The Bonus will not be prorated in the event you resign or are terminated prior to the date upon which bonuses are awarded. The Bonus for

2004, if any, will be pro-rated and paid following the March 2005 meeting of the Company Board.

4.	Stock Options.

(a)	Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board grant you an option (the “Option”) to purchase 90,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the Shares on the date of grant.

(b)	Vesting. The Option will vest over four (4) years, with twenty-five percent (25%) of the Shares vesting on the first anniversary of the date of grant and 1/48th of the remaining Shares vesting monthly thereafter on the monthly anniversary of the date of grant (the “Option Vesting Schedule”), provided that you remain employed by the Company through each vesting installment date.

(c)	Other Terms. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Equity Incentive Plan (the “Plan”) and a Stock Option Agreement to be executed by you and the Company.

(d)	Refresher Grants. Refresher grants, if any, will be provided annually in accordance with the Company’s practice and would commence for you in March 2006.

(e)	Change of Control. In the event that the Company is acquired or completes a Corporate Transaction as defined in the Company’s 2004 Equity Incentive Plan, any unvested options you then hold will be immediately vested, subject to your continued employment for a period of at least six months following completion of the Corporate Transaction if so requested by the Company.

5.	Severance Benefit. In the event the Company terminates your employment other than for Cause (as defined below), you will receive severance in the form of the continuation of your base salary in effect as of the date of termination for a six month period following the termination of your employment and continuation of the fringe benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for the same six month period.

“Cause” for termination shall be deemed to exist upon a good faith finding by the Company of (a) your material failure to competently perform your assigned duties for the Company, (b) sustained poor performance of any material aspect of your duties or obligations, (c) dishonesty, gross negligence or other material misconduct, or (d) you conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

6.	Relocation Expenses. The Company will provide you with temporary housing until you secure the purchase of a home in the San Diego area, up to a maximum of 6 months. We will also pay for your relocation costs, including house-hunting trips, movement of household goods, and other related relocation expenses as outlined in the attached Summary of Relocation Assistance (enclosed). The Company agrees to gross up all of your relocation expenses. You agree to reimburse the Company the total relocation costs paid by the Company if you voluntarily terminate your employment within eighteen months of the start date of your employment.

7.	Benefits. You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment and short and long-term disability insurance coverage. You will also be able to utilize a Flexible Spending Arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars. Note that these plans for new employees are effective as of the 1st of the month following your employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

8.	Vacation. You will also receive 20 vacation days each year, accrued monthly.

9.	401K. You will have the opportunity to participate in the Company’s 401(k) plan. The plan provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s annual compensation, subject to limitations imposed by the Internal Revenue Service. The plan is managed by Fidelity Investments and provides for enrollment on the first day of each quarter.

10.	Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

11.	Authorization to Work. You will need to provide the Company with the legally required proof of your identity and authorization to work in the United States. Typically, a driver’s license with photograph and a social security card, or a passport will be sufficient and should be brought with you on your first day of work. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

12.

At-Will; Entire Agreement. Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason. This Agreement, including the enclosures, contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions. This Agreement cannot be amended or modified except by a written instrument signed by you and the Chief Executive Officer of the Company.

The start date for your employment with the Company will be ____________, 2004 or other date as mutually agreed upon between you and I.

Brian, we are very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders. If you have any questions, please do not hesitate to call me. We would appreciate receiving your response to this offer by November 9, 2004.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ Uli Hacksell
Uli Hacksell Chief Executive Officer

Accepted and agreed:

/s/ Brian Lundstrom	11/7/04
Brian Lundstrom	Date

Enclosures:	1. Inventions and Non-Disclosure Agreement
2. Relocation Policy